Exhibit 5.1

ATTORNEYS • CIVIL LAW NOTARIES • TAX ADVISERS
P.O. Box 7113 1007 JC Amsterdam Beethovenstraat 400 1082 PR Amsterdam T +31 20 71 71 000 F +31 20 71 71 111	Amsterdam, July 7, 2020. To the Company

Ladies and Gentlemen:

We have acted as legal counsel as to Dutch law to the Company in connection with the Offering. This opinion letter is rendered to you in order to be filed with the SEC as an exhibit to the Registration Statement.

Capitalised terms used in this opinion letter have the meanings set forth in Exhibit A to this opinion letter. The section headings used in this opinion letter are for convenience of reference only and are not to affect its construction or to be taken into consideration in its interpretation.

This opinion letter is strictly limited to the matters stated in it and may not be read as extending by implication to any matters not specifically referred to in it. Nothing in this opinion letter should be taken as expressing an opinion in respect of any representations or warranties, or other information, contained in the Reviewed Documents.

In rendering the opinions expressed in this opinion letter, we have reviewed and relied upon pdf copies or drafts, as the case may be, of the Reviewed Documents and the Corporate Documents and we have assumed that the Reviewed Documents have been or shall be, as applicable, entered into for bona fide commercial reasons. We have not investigated or verified any factual matter disclosed to us in the course of our review.

This opinion letter sets out our opinion on certain matters of the laws with general applicability of the Netherlands, and, insofar as they are directly applicable in the Netherlands, of the European Union, as at today’s date and as presently interpreted under published authoritative case law of the Dutch courts, the General Court and the Court of Justice of the European Union. We do not express any opinion on Dutch or European competition law, data protection law, tax law or regulatory law. No undertaking is assumed on our part to revise, update or amend this opinion letter in connection with or to notify or inform you of, any developments and/or changes of Dutch law subsequent to today’s date. We do not purport to opine on the consequences of amendments to the Reviewed Documents or the Corporate Documents subsequent to the date of this opinion letter.

The opinions expressed in this opinion letter are to be construed and interpreted in accordance with Dutch law. The competent courts at Amsterdam, the Netherlands, have exclusive jurisdiction to settle any issues of interpretation or liability arising

This communication is confidential and may be subject to professional privilege. All legal relationships are subject to NautaDutilh N.V.’s general terms and conditions (see https://www.nautadutilh.com/terms), which apply mutatis mutandis to our relationship with third parties relying on statements of NautaDutilh N.V., include a limitation of liability clause, have been filed with the Rotterdam District Court and will be provided free of charge upon request. NautaDutilh N.V.; corporate seat Rotterdam; trade register no. 24338323.

out of or in connection with this opinion letter. Any legal relationship arising out of or in connection with this opinion letter (whether contractual or non-contractual), including the above submission to jurisdiction, is governed by Dutch law and shall be subject to the general terms and conditions of NautaDutilh. Any liability arising out of or in connection with this opinion letter shall be limited to the amount which is paid out under NautaDutilh’s insurance policy in the matter concerned. No person other than NautaDutilh may be held liable in connection with this opinion letter.

In this opinion letter, legal concepts are expressed in English terms. The Dutch legal concepts concerned may not be identical in meaning to the concepts described by the English terms as they exist under the law of other jurisdictions. In the event of a conflict or inconsistency, the relevant expression shall be deemed to refer only to the Dutch legal concepts described by the English terms.

For the purposes of this opinion letter, we have assumed that:

a.                                      drafts of documents reviewed by us will be signed in the form of those drafts, each copy of a document conforms to the original, each original is authentic, and each signature is the genuine signature of the individual purported to have placed that signature;

b.                                      the Registration Statement has been declared effective by the SEC in the form reviewed by us;

c.                                       (i) no internal regulations (reglementen) have been adopted by any corporate body of the Company which would affect the validity of the resolutions recorded in the Resolutions, (ii) the Prior Articles were the Articles of Association in force when the Existing Deeds of Issue were executed and (iii) and the Current Articles will be the Articles of Association as they will be in force when the Deed of Issue will be executed;

d.                                      the resolutions recorded in the Resolutions are in full force and effect, the factual statements made and the confirmations given in the Resolutions, the Descriptions, the Existing Deeds of Issue and the Deed of Issue are complete and correct at each Relevant Moment and the Resolutions correctly reflect the resolutions recorded therein;

e.                                       any contribution in kind (inbreng anders dan in geld) on the Existing Offer Shares and the Existing Option Shares has been validly contributed and transferred to the Company in satisfaction of the obligation to pay up such Common Shares in full and has been validly accepted by the Company, in each case in accordance with applicable law (other than Dutch law) and as described in the respective Existing Deeds of Issue, the value of any such contribution was sufficient to pay up such Common Shares, and any formalities stipulated by applicable law (other than Dutch law) in respect of any such contribution have been complied with;

f.                                        each Existing Deed of Issue has been validly signed and executed on behalf of the Company and the relevant Selling Shareholder and the Deed of Issue has been validly signed and executed on behalf of the Company;

g.                                       the Prior Offering, to the extent made in the Netherlands, has been made in conformity with the Prospectus Regulation, the DFSA and the rules promulgated thereunder and the Offering, to the extent made in the Netherlands, has been, is and will be made in conformity with the Prospectus Regulation, the DFSA and the rules promulgated thereunder; and

h.                                      at each Relevant Moment, each of the assumptions made in this opinion letter will be correct in all aspects by reference to the facts and circumstances then existing.

Based upon and subject to the foregoing and subject to the qualifications set forth in this opinion letter and to any matters, documents or events not disclosed to us, we express the following opinions:

Corporate Status

1.                                     The Company has been duly incorporated as a besloten vennootschap met beperkte aansprakelijkheid and is validly existing as a naamloze vennootschap.

Offer Shares

2.                                     The Existing Offer Shares and the Existing Option Shares have been validly issued, are fully paid and are non-assessable.

3.                                     Subject to receipt by the Company of payment in full for the Offer Shares as provided for in the Reviewed Documents, and when issued and accepted in accordance with the Resolutions and the Reviewed Documents, the Offer Shares shall be validly issued, fully paid and non-assessable.

The opinions expressed above are subject to the following qualifications:

A.                                   Opinion 1 must not be read to imply that the Company cannot be dissolved (ontbonden). A company such as the Company may be dissolved, inter alia by the competent court at the request of the company’s board of directors, any interested party (belanghebbende) or the public prosecution office in certain circumstances, such as when there are certain defects in the incorporation of the company. Any such dissolution will not have retro-active effect.

B.                                   Pursuant to Section 2:7 DCC, any transaction entered into by a legal entity may be nullified by the legal entity itself or its liquidator in bankruptcy proceedings (curator) if the objects of that entity were transgressed by the transaction and the other party to the transaction knew or should have known this without independent investigation (wist of zonder eigen onderzoek moest weten). The Dutch Supreme Court (Hoge Raad der Nederlanden) has ruled that in determining whether the objects of a legal entity are transgressed, not only the description of the objects in that legal entity’s articles of association (statuten) is decisive, but all (relevant) circumstances must be taken into account, in particular whether the interests of the legal entity were served by the transaction. Based on the objects clauses contained in the Prior Articles and the Current Articles, we have no reason to believe that, by entering into the Reviewed Documents, the Company transgressed or would transgress, as applicable, the description of the objects contained in its Articles of Association. However, we cannot assess whether there are other relevant circumstances that must be taken into account, in particular whether the interests of the Company are served by entering into the Reviewed Documents since this is a matter of fact.

C.                                   Pursuant to Section 2:98c DCC, a naamloze vennootschap may grant loans (leningen verstrekken) only in accordance with the restrictions set out in Section 2:98c DCC, and may not provide security (zekerheid stellen), give a price guarantee (koersgarantie geven) or otherwise bind itself, whether jointly and severally or otherwise with or for third parties (zich op andere wijze sterk maken of zich hoofdelijk of anderszins naast of voor anderen verbinden) with a view to (met het oog op) the subscription or acquisition by third parties of shares in its share capital or depository receipts. This prohibition also applies to its subsidiaries (dochtervennootschappen). It is generally assumed that a transaction entered into in violation of Section 2:98c DCC is null and void (nietig). Based on the content of the Reviewed Documents, we have no reason to believe that the Company or its subsidiaries will violate Section 2:98c DCC in connection with the issue of the Existing Offer Shares, the Existing Option Shares or the Offer Shares. However, we cannot confirm this definitively, since the determination of whether a company (or a subsidiary) has provided security, has given a price guarantee or has otherwise bound itself, with a view to the subscription or acquisition by third parties of shares in its share capital or depository receipts, as described above, is a matter of fact.

D.                                   The opinions expressed in this opinion letter may be limited or affected by:

a.                                     any applicable bankruptcy, insolvency, reorganisation, moratorium or other similar laws or procedures now or hereafter in effect, relating to or affecting the enforcement or protection of creditors’ rights generally;

b.                                     the provisions of fraudulent preference and fraudulent conveyance (Actio Pauliana) and similar rights available in other jurisdictions to insolvency practitioners and insolvency office holders in bankruptcy proceedings or creditors;

c.                                      claims based on tort (onrechtmatige daad);

d.                                     sanctions and measures, including but not limited to those concerning export control, pursuant to European Union regulations, under the Sanctions Act 1977 (Sanctiewet 1977) or other legislation;

e.                                      the Anti-Boycott Regulation and related legislation; and

f.                                       the rules of force majeure (niet toerekenbare tekortkoming), reasonableness and fairness (redelijkheid en billijkheid), suspension (opschorting), dissolution (ontbinding), unforeseen circumstances (onvoorziene omstandigheden) and vitiated consent (i.e., duress (bedreiging), fraud (bedrog), abuse of circumstances (misbruik van omstandigheden) and error (dwaling)) or a difference of intention (wil) and declaration (verklaring).

E.                                    The term “non-assessable” has no equivalent in the Dutch language and for purposes of this opinion letter such term should be interpreted to mean that a holder of a Common Share shall not by reason of merely being such a holder be subject to assessment or calls by the Company or its creditors for further payment on such Common Share.

F.                                     This opinion letter does not purport to express any opinion or view on the operational rules and procedures of any clearing or settlement system or agency.

We consent to the filing of this opinion letter as an exhibit to the Registration

Statement and also consent to the reference to NautaDutilh in the Registration Statement under the caption “Legal Matters”. In giving this consent we do not admit or imply that we are a person whose consent is required under Section 7 of the United States Securities Act of 1933, as amended, or any rules and regulations promulgated thereunder.

Sincerely yours,

/s/ NautaDutilh N.V.

NautaDutilh N.V.

EXHIBIT A LIST OF DEFINITIONS

“Anti-Boycott Regulation”

The Council Regulation (EC) No 2271/96 of 22 November 1996 on protecting against the effects of the extra-territorial application of legislation adopted by a third country, and actions based thereon or resulting therefrom.

“Articles of Association”	The Company’s articles of association (statuten) as they read from time to time.

“Commercial Register”	The Dutch Commercial Register (handelsregister).

“Common Shares”	Common shares in the Company’s capital, with a nominal value of EUR 0.12 each.

“Company”	Centogene N.V., a public company with limited liability (naamloze vennootschap), registered with the Commercial Register under number 72822872, previously named Centogene B.V.

“Corporate Documents”	The Deed of Incorporation, the Deed of Conversion, the Prior Articles, the Current Articles, the Descriptions, the Resolutions and the Registration Statement.

“Current Articles”	The Articles of Association as contained in the Deed of Conversion.

“DCC”	The Dutch Civil Code (Burgerlijk Wetboek).

“Deed of Conversion”	The deed of conversion and amendment to the Articles of Association dated November 7, 2019.

“Deed of Incorporation”	The Company’s deed of incorporation (akte van oprichting) dated October 11, 2018.

“Deed of Issue”	The draft deed of issue of the Offer Shares, prepared by us with reference 82043973 M 29277189.

“Deeds of Transfer”

The deeds of transfer of certain Existing Offer Shares by Centogene Pooling UG (haftungsbeschränkt) & Co. KG to the respective Selling Shareholders mentioned under a., c. and i. of the definition of Selling Shareholders, dated November 7, 2019.

“Descriptions”

The descriptions of contribution in kind (inbreng anders dan in geld) on the Existing Offer Shares and the Existing Option Shares within the meaning of Section 2:204b(1) DCC as referenced in the respective Existing Deeds of Issue.

“DFSA”	The Dutch Financial Supervision Act (Wet op het financieel toezicht).

“Existing Deeds of Issue”

The deeds of issue of Existing Offer Shares and Existing Option Shares by the Company to Centogene Pooling UG (haftungsbeschränkt) & Co. KG (subsequently transferred to the respective Selling Shareholders mentioned under a., c. and i. of the definition of Selling Shareholders) and to the Selling Shareholders mentioned under b. and d. through h. of the definition of Selling Shareholders, dated November 7, 2019.

“Existing Offer Shares”	1,500,000 Common Shares issued pursuant to the respective Existing Deeds of Issue.

“Existing Option Shares”

Up to 525,000 Common Shares or such lesser number of Common Shares in respect of which the Option is exercised vis-à-vis the Selling Shareholders, issued pursuant to the respective Existing Deeds of Issue.

“General Meeting”	The Company’s general meeting (algemene vergadering).

“Management Board”	The Company’s management board (bestuur).

“NautaDutilh”	NautaDutilh N.V.

“the Netherlands”	The European territory of the Kingdom of the Netherlands.

“Offer Shares”	2,000,000 Common Shares.

“Offering”	The offering of the Offer Shares, the Existing Offer Shares and, if any, the Existing Option Shares as contemplated by the Registration Statement.

“Option”	The option to acquire Existing Option Shares to be granted to the Underwriters pursuant to the Underwriting Agreement.

“Prior Articles”	The Articles of Association as contained in the Deed of Incorporation.

“Prior Offering”	The offering of Common Shares as contemplated by the Prior Registration Statement.

“Prior Registration Statement”	The Company’s registration statement on Form F-1 filed with the SEC in connection with the Prior Offering and declared effective by the SEC on November 6, 2019.

“Prospectus Regulation”

Regulation (EU) 2017/1129 of the European Parliament and of the Council of 14 June 2017 on the prospectus to be published when securities are offered to the public or admitted to trading on a regulated market, and repealing Directive 2003/71/EC.

“Registration Statement”	The Company’s registration statement on Form F-1 filed or to be filed with the SEC in connection with the Offering on or about the date of this opinion letter in the form reviewed by us.

“Relevant Moment”

Each time when Existing Offer Shares or Existing Option Shares were issued pursuant to the execution of an Existing Deed of Issue and each time when Offer Shares are issued pursuant to the execution of the Deed of Issue.

“Resolutions”

Each of the following:

a.                        the written resolutions of the General Meeting, dated November 6, 2019;

b.                        the written resolutions of the Management Board, dated June 26, 2020;

c.                         the written resolutions of the Supervisory Board, dated June 26, 2020; and

d.                        the draft written resolution of the pricing committee established by the Management Board and Supervisory Board prepared by us with reference 82043973 M 29267528.

“Reviewed Documents”	Each Existing Deed of Issue, each Deed of Transfer, the Deed of Issue and the Underwriting Agreement.

“SEC”	The United States Securities and Exchange Commission.

“Selling Shareholders”

Each of:

a.                        Arndt Rolfs;

b.                        Careventures Fund II S.C.Sp;

c.                         Equicore Beteiligungs GmbH;

d.                        TVM Life Science Innovation I, L.P.

e.                         Michael Schlenk;

f.                          Stefan Maeser;

g.                        Jürgen Kohlhase;

h.                        Hans-Bodo Hartmann; and

i.                           Doreen Niemann.

“Supervisory Board”	The Company’s supervisory board (raad van commissarissen).

“Underwriters”	The Underwriters, as defined in the Underwriting Agreement.

“Underwriting Agreement”	The draft underwriting agreement to be entered into between the Company and the Underwriters in connection with the Offering, in the form reviewed by NautaDutilh.